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                                                                    EXHIBIT 21.1

                           SUBSIDIARIES OF THE COMPANY

         The following table sets forth all subsidiaries of Smith International, Inc., other than inactive and insignificant subsidiaries that, considered in the aggregate, would not constitute a significant subsidiary, indicating the percentage of issued and outstanding voting securities beneficially owned by it:

                                                       % of Direct
                                    Where              and Indirect
Name of Subsidiary                  Incorporated        Ownership
------------------                  ------------       ------------
Smith Internacional,
 S.A. de C.V.                       Mexico                100%
Omega II Insurance Ltd.             Bermuda               100%
S.I. Nederland B.V.                 Netherlands           100%
Smith International
 Acquisition Corp.                  Delaware              100%
Smith International
 Australia (Pty) Ltd.               Australia             100%
Smith International
 Canada Ltd.                        Canada                100%
Smith International
 do Brasil Ltda.                    Brazil                100%
Smith International
 Deutschland GmbH                   Germany               100%
Smith International
 Gulf Services Ltd.*                U.A.E.                 49%
Smith International
 France, S.A.R.L.                   France                100%
Smith International
 Italia, S.p.A.                     Italy                 100%
Smith International
 (North Sea) Ltd.                   Scotland              100%
Smith Internacional
 de Venezuela, C.A.                 Venezuela             100%

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*        Not consolidated; accounted for on the equity method of accounting.

Except as indicated, all of the above subsidiaries are included in the Company's consolidated financial statements.